Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

February 18, 2010

FOR ADDITIONAL INFORMATION

Media	Investors

Mike Banas	Randy Hulen
NiSource Communications Manager	Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

Nick Meyer (Indiana Media)
NIPSCO Communications Manager
(219) 647-6556
nmeyer@nisource.com
Leadership change announced at NiSource Indiana utilities
•	Odum resigning from position to spend time with family

•	Staton to focus on innovative solutions for Indiana customers, advancing NiSource growth
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) President & CEO Robert C. Skaggs Jr. today announced a leadership change at its Indiana utilities following the announcement by executive vice president and group CEO Eileen O’Neill Odum that she is resigning her position at the end of the month to spend more time with her family.
Skaggs said that Jimmy D. Staton, a NiSource executive with an extensive background in the electric and gas utility business, will take the reins of the company’s Indiana utilities. Staton currently serves as executive vice president and group CEO of NiSource’s Gas Distribution business. He will assume the added responsibility of leading the NiSource Indiana utilities, including Northern Indiana Public Service Company (NIPSCO) effective March 1.
Odum has led NiSource’s Indiana business unit since December 2007. During her tenure, NiSource’s Indiana utilities addressed a number of critical business challenges, including managing effects of the economic recession and filing NIPSCO’s first electric rate case in 20 years.
“Our Indiana team’s ability to make progress in the face of a series of daunting challenges helped instill confidence in our business and provided the groundwork for future growth,” Skaggs said. “I join our entire NiSource team in thanking Eileen for her contributions and wishing her family well.”
Commenting on Staton’s appointment, Skaggs said, “Jimmy Staton has a strong track record of implementing successful customer assistance and energy efficiency programs, regulatory initiatives and infrastructure enhancement strategies. Jimmy will bring focused, engaging leadership to his new role developing collaborative and innovative energy solutions that benefit our customers and employees in Indiana, and NiSource as a whole.”

Staton will continue NiSource’s focus on providing reliable gas and electric service to customers in Northern Indiana and serving as an important economic engine for the region. Skaggs said that executing on NiSource’s Indiana business plan and advancing the company’s long-term growth strategy is a key goal for the corporation. Key milestones in that effort include:
•	Introducing robust conservation and energy efficiency programs for Indiana customers

•	Enhancing customer assistance program options

•	Developing a long-term strategy that embraces new technologies and renewable energy options

•	Resolving NIPSCO’s pending electric rate case

•	Filing and managing additional NIPSCO gas and electric rate proceedings for 2010

•	Continuing to improve safety and operational reliability
Staton’s prior electric industry experience includes responsibility for an electric transmission and distribution business serving more than two million customers in two states, and responsibility for a combined electric and natural gas business serving four million customers in six states.
Staton reports to Skaggs and serves as a member of NiSource’s executive management council. He has more than 25 years of experience in the energy sector and is based at NiSource’s corporate headquarters in Merrillville, Ind.
Staton began his energy industry career as a petroleum engineer at the Federal Energy Regulatory Commission. After leaving the public sector, Staton held several rate, regulatory and strategic planning positions with Arkla Energy Resources and Consolidated Natural Gas Company (CNG). In 1996, Staton was named Vice President, Pricing, Planning and Financial Services for CNG Transmission Corporation where he served as the company’s chief financial officer. In 1999, Staton became President, Asset Operations, for CNG’s Regulated Businesses.
After CNG merged with Dominion Resources, Inc. in 2000, Staton was named Senior Vice President, Electric Delivery, where he was responsible for Dominion’s electric distribution business serving more than two million customers in Virginia and North Carolina. In 2003, Staton was named Senior Vice President, Delivery Operations, where he was responsible for providing service to Dominion’s four million gas and electric customers in six states.
Staton holds professional memberships with a number of associations, including the American Gas Association and the Southern Gas Association. He earned a B.S degree in Petroleum Engineering from Louisiana State University in 1983.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this news release are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s restructured outsourcing agreement; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.
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